NOTE                        Exhibit 10.36

$250,000                                                     December 12, 2000
                                                             Chicago, Illinois

      1. AMOUNT OF NOTE. FOR VALUE RECEIVED, CMC HEARTLAND PARTNERS VII, LLC, a Delaware limited liability company ("Borrower"), hereby promises to pay to the order of BANK ONE, ILLINOIS, NA, a national banking association ("Lender"), the principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), at the place and in the manner hereinafter provided, together with interest thereon at the rates described below. All capitalized terms which are not defined herein shall have the meanings ascribed thereto in that certain Construction Loan Agreement, as amended by that certain First Amendment of Construction Loan Agreement, Note, Deed of Trust and other Loan Documents dated as of the date hereof (collectively, the "Loan Agreement") by and between Borrower and Lender. This Note evidences the Acquisition Loan referred to in the Loan Agreement.

      2. CALCULATION OF INTEREST. Interest shall accrue on the balance of principal remaining from time to time unpaid under this Note during each calendar month (whether full or partial) prior to April [12], 2001 (the "Maturity Date") at the Loan Rate (as such date may be extended pursuant to the Loan Agreement). Interest shall be computed on the basis of a year consisting of 360 days and shall be based on the actual number of days during the period for which interest is being charged.

      3. PAYMENTS OF INTEREST AND PRINCIPAL. Payments of principal and interest due under this Note, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:

            (a) Commencing on the first Business Day of January 2001 and on the first Business Day of each calendar month thereafter through and including the calendar month in which the Maturity Date occurs, accrued and unpaid interest only on the principal balance of the Loan shall be due and payable; and

            (b) The principal balance of the Loan, if not sooner declared to be due in accordance with the terms hereof or the Loan Agreement, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date.

      4. DEFAULT RATE. After the Maturity Date, or during any period in which an Event of Default (as hereinafter defined) exists under this Note, the Loan Agreement or any of the other Loan Documents, Borrower shall pay interest on the balance of principal remaining unpaid during any such period at the Default Rate. The interest accruing under this paragraph shall be immediately due and payable by Borrower to the holder of this Note on demand and shall be additional indebtedness evidenced by this Note.


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      5.    LATE CHARGE.  In the event any payment of interest or principal due hereunder is not made within ten days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrower shall pay to Lender a "late charge" equal to five percent (5.0%) of the amount of that payment or $25.00, whichever is greater, up to the maximum amount of $1,500.00 per late charge to compensate Lender for the cost of collecting and handling such late payment. Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment is extremely difficult and impractical to ascertain, and that the amount of such late charge is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

      6. PREPAYMENT. Borrower reserves the privilege, without cost or penalty, to prepay all or any part of the principal balance of this Note at any time and from time to time upon five days prior written notice to Lender of its intention to do so.

      7.    APPLICATION.   All payments and prepayments on account of the
indebtedness evidenced by this Note shall be first applied to accrued and unpaid interest on the unpaid principal balance of this Note, second, to all other sums (other than principal) then due Lender under the Loan Agreement, and the remainder, if any, to the unpaid principal balance of this Note. Any prepayment on account of the indebtedness evidenced by this Note shall not extend or postpone the due date.

      8. METHOD OF PAYMENTS. All payments of principal and interest hereunder shall be paid by check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Lender or the legal holder or holders of this Note may from time to time appoint, and in the absence of such appointment, then to Lender, c/o Bank One, Illinois, NA, 200 South Wacker Drive, Chicago, Illinois 60606. Payment made by check shall be deemed paid on the date Lender receives such check; provided, however, that if such check is subsequently returned to Lender unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Illinois, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the then applicable interest rate during such extension.

      9. LOAN DOCUMENTS. This Note is secured by the Loan Documents. Reference is hereby made to the Loan Documents (which are incorporated herein by reference as fully and with the same effect as if set forth herein at length) for a statement of the covenants and agreements contained therein, a statement of the rights, remedies, and security afforded thereby, and all matters therein contained.


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      10.   EVENTS OF DEFAULT.  The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Note:

            (a) the failure by Borrower to make payment of any installment of principal and interest or any other amount due to Lender under this Note, the Loan Agreement or the other Loan Documents on or before the date that is five days after the date when any such payment is due in accordance with the terms hereof or thereof; or

            (b) the occurrence of any one or more of the "Events of Default" under the Loan Agreement.

      11. REMEDIES. At the election of the holder hereof, and without notice, the principal balance remaining unpaid under this Note, and all unpaid interest accrued thereon, shall be and become immediately due and payable in full upon the occurrence of any Event of Default under this Note. Failure to exercise this option shall not constitute a waiver of the right to exercise same in the event of any subsequent Event of Default. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note, the Mortgage, the Loan Agreement and the other Loan Documents are cumulative and concurrent, and may be pursued singly, successively or together against Borrower and any other security given at any time to secure the repayment hereof, all at the sole discretion of the holder hereof. If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Borrower promises and agrees to pay all costs of collection, including reasonable attorneys' fees and court costs.

      12. WAIVERS. Borrower hereby (i) waives presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; and (ii) waives any and all lack of diligence and delays in the enforcement of the payment hereof.

      13. BUSINESS LOAN. The Loan is a business loan which comes within the purview of Section 205/4, paragraph (1)(c) of Chapter 815 of the Illinois Compiled Statutes, as amended. Borrower agrees that the obligation evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq.

      14.   TIME IS OF THE ESSENCE.  Time is of the essence hereof.


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      15.   GOVERNING LAW.  This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Illinois. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

      16. DELIVERY OF NOTE. This Note has been made and delivered at Chicago, Illinois and all funds disbursed to or for the benefit of Borrower will be disbursed in Chicago, Illinois.



      17. BINDING OBLIGATIONS. The obligations and liabilities of Borrower under this Note shall be binding upon and enforceable against Borrower and its successors and assigns. This Note shall inure to the benefit of and may be enforced by Lender, its successors and assigns.

      18. SEVERABILITY. In the event one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Lender shall not collect a rate of interest on the principal balance under this Note in excess of the maximum contract rate of interest permitted by applicable law. All interest found in excess of that rate of interest allowed and collected by Lender shall be applied to the principal balance in such manner as to prevent the payment and collection of interest in excess of the rate permitted by applicable law.

      IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first written above.

                              CMC HEARTLAND PARTNERS VII, LLC, a Delaware limited liability company

                              By:   CMC Heartland Partners, a Delaware
                                    general partnership, the sole member of
                                    Borrower

                                    By:   ____________________________
                                    Its:  ____________________________


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